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                                                            Acuity Imaging, Inc.
                                                            Exhibit 23.3

[Letterhead - Fechtor, Detwiler & Co., Inc.]




     We hereby consent to the inclusion of our opinion letter, dated July 17, 1995 and addressed to the Board of Directors of Acuity Imaging, Inc., in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Acuity Imaging, Inc. with and into Robotic Vision Systems, Inc. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit and we hereby disclaim that we are experts with respect to any part of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Fechtor, Detwiler & Co., Inc.



                                        By: /S/ ANDRE DANIEL-DREYFUS
                                            -------------------------
                                            Andre Daniel-Dreyfus
                                            Senior Vice President


July 19, 1995